UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 7, 2015

IVEDA SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-53285	20-2222203
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 South Alma School Road, Suite 8500 Mesa, Arizona		85210
(Address of Principal Executive Offices)		(Zip Code)

(480) 307-8700

(Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

On August 7, 2015 Iveda Solutions, Inc. (the “Company”) held its 2015 Annual Meeting of Stockholders (the “Annual Meeting”) at its executive offices located at 1201 South Alma School Road, Mesa, Arizona 85210. A total of 18,534,189 shares of the Company’s common stock outstanding and entitled to vote were present at the meeting in person or by proxy. The results of the items voted on at the Annual Meeting are as follows:

Proposal 1: Election of Directors

Director Nominees	Votes For	Votes Against	Votes Withheld	Broker Non-Votes
Mr. David Ly	14,574,849	0	702,215	3,257,125
Mr. James Staudohar	14,540,574	0	736,490	3,257,125
Mr. Gregory Omi	14,446,574	0	830,490	3,257,125
Mr. Joseph Farnsworth	14,378,837	0	898,227	3,257,125
Mr. Robert Gillen	14,455,849	0	821,215	3,257,125
Mr. Chen-Ho (Alex) Kuo	14,480,849	0	796,215	3,257,125
Mr. Alejandro Franco	14,480,849	0	796,215	3,257,125

The Company’s directors are elected by a plurality of the votes cast. Accordingly, each of the nominees named above was elected.

Proposal 2: Ratification of AWC (CPA) Limited as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes
	18,097,101	313,682	123,406	0

The vote required to approve this proposal was the affirmative vote of a majority of shares represented at the meeting. Accordingly, this proposal was approved.

Proposal 3: Advisory (non-binding) vote to approve executive compensation, as described in the proxy statement for the Annual Meeting	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes
	14,243,738	711,532	321,794	3,257,125

The vote required to approve this proposal was the affirmative vote of a majority of shares represented at the meeting. Accordingly, this proposal was approved.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective August 11, 2015, James D. Staudohar, a member of the Board of Directors of Iveda Solutions, Inc. (the "Company"), resigned as a director.  There was no disagreement, as defined in 17 CFR 240.3b-7, between the Registrant and Mr. Staudohar at the time of Mr. Staudohar’s resignation from the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVEDA SOLUTIONS, INC. (Registrant)

Date: August 13, 2015	By:	/s/ Robert J. Brilon
Robert J. Brilon President and Chief Financial Officer